Independent Investment Services International
3051 North Dalton Lane
Boise, ID  83704

October 31, 2008

RE:  Renewed for dollar value decline

This letter sets forth the agreement (the “Agreement”) between American Scientific Resources, Inc. (the “Company”) and Independent Investment Services International (“the Consultant”).  The term of this agreement shall be from October 31, 2008 through October 31, 2009 (12 months).

The Consultant agrees to advise, consult, and generally help The Company in executing their business plan. The Consultant will draft, write, and consult with The Company on all press releases and public disclosures that the Company may want to disseminate. In addition, the Consultant agrees to arrange for meetings with brokerage firms, potential investors, and help arrange for the Company to present at various investment seminars and conferences. The Consultant may also choose to investigate possible strategic alliances, new customers for The Company’s products, or business strategies such as acquisitions for the Company, or identify sources of bank or institutional credit lines or other financing for certain of The Company’s lines of business (collectively, a “Business Opportunity”). For their efforts on behalf of The Company, the Consultants shall receive 4,800,000 shares of restricted Common Stock.

To be a Business Opportunity covered by this section, the transaction must occur prior to October 31, 2009. In the event that a business opportunity introduced by the Consultant, occurs prior to October 31, 2009, a Transaction Fee of ten percent (10%) shall be due the Consultant, based upon the net value of the consideration, securities, property, business, assets, or other value given, paid, transferred or contributed by, or to The Company. The Company reserves the right to pre-approve any introduction prior to it being considered a Business Opportunity. If The Company approves the introduction, and a Business Opportunity occurs as a result of that introduction, the Consultant will be entitled to the aforementioned Transaction Fee. Unless otherwise mutually agreed in writing prior to the closing of any Business Opportunity, the Transaction Fee shall be paid in the form of cash or the restricted common stock (with registration rights) of American Scientific Resources, Inc. based on the closing bid price of the common stock of American Scientific Resources, Inc. on the day prior to the closing of the aforementioned Business Opportunity.

The Consultant agrees that information and materials provided by The Company to the Consultant, on a confidential basis, shall be held in confidence by the Consultant, except as otherwise required by law.

If the foregoing is agreeable, please indicate your approval by dating and signing below.

 Please retain one copy for your files, returning the original to The Consultant

APPROVAL AND ACCEPTANCE

READ AND ACCEPTED this _________ day of October 31, 2008

Signed:
Barrett Akers
Independent Investment Services International
3051 North Dalton Lane
Boise, ID  83704

READ AND ACCEPTED this 31st day of October 2008

Signed:
Christopher F. Tirotta, MD, MBA

Title:  CEO
American Scientific Resources, Inc.
1112 Weston Road
Unit 278
Weston, FL  33326

Authorized Officer of The Company